Exhibit 99.1

NEWS RELEASE

Cobalt International Energy, Inc. Announces Fourth Quarter and

Year-End 2012 Results and Provides Operational Update on its

Gulf of Mexico and West Africa Drilling Operations

HOUSTON, TX— February 26, 2013 (BUSINESS WIRE) — Cobalt International Energy, Inc. (“Cobalt”) (NYSE:CIE) today announced a net loss of $67 million, or $0.16 per basic and diluted share for the fourth quarter of 2012, compared to a net loss of $51 million, or $0.13 per basic and diluted share, for the fourth quarter of 2011.  Cobalt reported a net loss of $283 million, or $0.70 per basic and diluted share, for the year ended December 31, 2012, compared to a net loss of $134 million, or $0.35 per basic and diluted share, for the same period in 2011.

Cash expenditures (excluding changes in working capital) for the year 2012 were approximately $620 million.  Cobalt estimates cash expenditures will be between $750 and $900 million for the year 2013.  The range is primarily dependent on the appraisal and development activity associated with the existing discoveries.

Cash, cash equivalents and investments at year-end 2012 were approximately $2.7 billion.  This includes about $500 million designated for future operations held in escrow and collateralizing letters of credit, but excludes approximately $95 million in the TOTAL drilling fund for the U.S. Gulf of Mexico.

Operational Update

Cobalt today provided an update regarding its Shenandoah #2R appraisal well, located in Walker Ridge Block 51 in the deepwater Gulf of Mexico. While evaluation operations are still ongoing in this well, wireline evaluation results received thus far are very encouraging.

The Shenandoah #2R appraisal well was drilled as a straight hole to a total depth of 31,400 feet in approximately 5,800 feet of water, about 1.3 miles southwest of the Shenandoah #1 discovery well. The Shenandoah #1 discovery well was drilled in early 2009 on Walker Ridge Block 52 and encountered nearly 300 net feet of Inboard Lower Tertiary oil pay.

“We are extremely pleased with the results of the Shenandoah appraisal well to date, as they provide further evidence that Shenandoah has the potential to hold significant Inboard Lower Tertiary oil resources”, said James H. Painter, Executive Vice President, Gulf of Mexico.  “We look forward to providing additional information regarding Shenandoah’s resource potential and reservoir quality once the operator has completed well evaluation operations.”

“It is particularly gratifying to share the encouraging results of the Shenandoah appraisal well so soon after announcing our North Platte Inboard Lower Tertiary discovery”, said James W. Farnsworth, Chief Exploration Officer. “As a result of Cobalt being an early mover in the Inboard Lower Tertiary, we have developed a substantial acreage position in this play.  This deep inventory offers Cobalt the opportunity to build on our recent success at North Platte and now Shenandoah by testing other large prospects in our portfolio.”

Cobalt holds a 20 percent working interest in Shenandoah.  Co-owners in Shenandoah include Anadarko Petroleum Corporation, as operator (30 percent working interest), ConocoPhillips (30 percent working interest), Venari Resources LLC (10 percent working interest) and Marathon Oil Company (10 percent working interest).  Cobalt has an average working interest of over 45% in ten prospects in the Inboard Lower Tertiary trend in the deepwater Gulf of Mexico and is currently drilling the Ardennes #1 exploratory well.  Immediately following Ardennes #1, Cobalt will commence drilling the Aegean #1 exploratory well.

Cobalt also continues to ramp-up its Pre-salt program in West Africa in 2013, including a 2 rig, 4 well program in Angola and the drilling of the first deepwater Pre-salt well in Gabon.  “While a great deal of attention is being paid to our planned initial test well on the massive Lontra prospect, every well we drill this year in Angola and Gabon will be significant.  Each has the potential to be as large as, or larger than our 2012 Cameia discovery”, said James W. Farnsworth.

Conference Call

A conference call for investors will be held today at 10 a.m. Central Time (11 a.m. Eastern Time) to discuss Cobalt’s fourth quarter and year-end 2012 results. Hosting the call will be Joseph H. Bryant, Chairman and Chief Executive Officer and John P. Wilkirson, Chief Financial Officer.

The call can be accessed live over the telephone by dialing (877) 705-6003, or for international callers, (201) 493-6725. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers, (858) 384-5517. The passcode for the replay is 408620. The replay will be available until March 12, 2013.

Interested parties may also listen to a simultaneous webcast of the conference call by accessing the Investors-Presentations and Publications section of Cobalt’s website at www.cobaltintl.com. A replay of the webcast will also be available for approximately 30 days following the call.

About Cobalt

Cobalt is an independent oil exploration and production company active in the deepwater U.S. Gulf of Mexico and offshore Angola and Gabon. Cobalt was formed in 2005 and is headquartered in Houston, Texas.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address Cobalt’s expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to Cobalt’s

SEC filings. Cobalt undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release, other than as required by law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts

Investor Relations: Richard A. Smith Vice President, Investor Relations and Planning +1 (713) 579-9141	Media Relations: Lynne L. Hackedorn Vice President, Government and Public Affairs +1 (713) 579-9115

Consolidated Statement of Operations Information:

	Quarter Ending December 31,		Year Ended December 31,
	2012	2011	2012	2011
	($ in thousands)
Oil and gas revenue	$—	$—	$—	$—
Operating costs and expenses
Seismic and exploration	25,901	20,229	61,583	32,239
Dry hole expense and impairment	2,365	8,874	134,085	45,732
General and administrative	35,724	23,015	87,963	59,130
Depreciation and amortization	415	185	1,197	735
Total operating costs and expenses	64,405	52,303	284,828	137,836
Operating income (loss)	(64,405)	(52,303)	(284,828)	(137,836)
Other income (expense)
Interest income	1,086	1,189	5,041	4,199
Interest expense	(3,212)	—	(3,212)	—
Total other income (expense)	(2,126)	1,189	1,829	4,199

Net income (loss) before income tax	(66,531)	(51,114)	(282,999)	(133,637)
Income tax expense	—	—	—	—
Net income (loss)	$(66,531)	$(51,114)	$(282,999)	$(133,637)

Basic and diluted income (loss) per share	$(0.16)	$(0.13)	$(0.70)	$(0.35)
Weighted average common shares outstanding	406,583,154	387,079,046	403,356,174	376,603,520

Consolidated Balance Sheet Information:

	As of December 31,
	2012	2011
	($ in thousands)
Cash and cash equivalents	$1,425,815	$292,546
Short-term restricted cash	90,440	69,009
Short-term investments	789,668	858,293
Total current assets	2,456,742	1,335,094
Total property, plant and equipment	1,099,756	863,326
Long-term restricted cash	395,652	270,235
Long-term investments	36,267	47,232
Total assets	4,011,459	2,527,944
Total current liabilities	160,956	238,069
Total long-term liabilities	1,161,285	210,961
Total stockholders’ equity (406,596,884 and 387,531,630 shares issued and outstanding as of December 31, 2012 and 2011, respectively)	2,689,218	2,078,914
Total liabilities and stockholders’ equity	4,011,459	2,527,944

Consolidated Statement of Cash Flows Information:

	Year Ended December 31,
	2012	2011
	($ in thousands)
Net cash provided by (used in):
Operating activities	$(140,397)	$(57,795)
Investing activities	(564,761)	(430,391)
Financing activities	1,838,427	478,012